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                                                                  Exhibit (c)(3)










                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT
                       -----------------------------------


                  AMENDMENT No. 3 dated as of August 12, 1997 (this "Amendment") made by Isomedix Inc., a Delaware corporation (the "Company"), to that certain Rights Agreement dated as of June 10, 1988, as amended (as so amended, the "Agreement"), between the Company and PNC Bank, N.A. (the "Rights Agent").


                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, simultaneously with the execution of this Amendment, the Company is entering into an Agreement and Plan of Merger with Steris Corporation, an Ohio corporation ("Steris"), and Steris Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Steris; and

                  WHEREAS, the Company desires to exclude transactions provided for in the Merger Agreement from the events which would result in Steris becoming an Acquiring Person (as defined in the Agreement) or the triggering of the so-called "flip-in" or "flip-over" provisions of the Agreement; and

                  WHEREAS, in order to effect the foregoing, the Company has determined to amend the Agreement pursuant to Section 27 of the Agreement as set forth below.

                  NOW, THEREFORE, effective as of the date hereof, the Agreement is hereby amended pursuant to Section 27 thereof as follows:

         1. Section 1(a) of the Agreement is hereby amended by adding the following at the end thereof:

                  "Notwithstanding the foregoing, neither Steris Corporation, an Ohio corporation ("Steris"), nor any of its Affiliates or Associates shall become an Acquiring Person by reason of the acquisition by Steris or any of its wholly owned subsidiaries after August 12, 1997 of Common Shares pursuant to, and in accordance with the terms of, that certain Agreement and Plan of Merger dated as of August 12, 1997, as the same may be amended from time to time in accordance with the terms thereof (as so amended, the "Merger Agreement") among Steris, Steris Acquisition Corporation, a Delaware





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                  corporation ("Merger Sub"), and the Company; provided that upon the earlier to occur of the expiration of the Offer (as defined in the Merger Agreement) or the termination of the Merger Agreement, in each case prior to the purchase by Merger Sub of Common Shares pursuant to, and in accordance with the terms of, the Merger Agreement, this sentence shall be of no further force and effect."

         2. Clause (ii) of Section 3(a) of the Agreement is hereby amended by adding the following after the word "tender" therein:

                  "offer (other than the Offer (as defined in the Merger Agreement); provided that the Offer is made pursuant to, and in accordance with the terms of, the Merger Agreement; and provided further that upon the earlier to occur of the expiration of the Offer (as defined in the Merger Agreement) or the termination of the Merger Agreement, in each case prior to the purchase by Merger Sub of Common Shares pursuant to, and in accordance with the terms of, the Merger Agreement, this parenthetical shall be of no further force and effect)".

         3. The first sentence of Section 13 of the Agreement is hereby amended by adding the following after the phrase "and in each such case" therein:

                  "(other than in the case of the Merger (as defined in the Merger Agreement); provided that the Merger is consummated pursuant to, and in accordance with the terms of, the Merger Agreement; and provided further that upon the earlier to occur of the expiration of the Offer (as defined in the Merger Agreement) or the termination of the Merger Agreement, in each case prior to the purchase by Merger Sub of Common Shares pursuant to, and in accordance with the terms of, the Merger Agreement, this parenthetical shall be of no further force and effect)".

         4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, without regard to any conflict of laws principles which would apply the laws of any other jurisdiction.






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         5. The Agreement, as amended hereby, is hereby ratified, confirmed and continued in full force and effect.

                  IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first above written.

                                         ISOMEDIX INC.



                                         By /s/ John Masefield
                                            ------------------
                                            Title:  Chairman